Exhibit (a)(5)(R)

MODEL OF ANNOUNCEMENT OF

AMENDMENT TO THE PUBLIC TENDER OFFER OF

SHARES OF ENDESA, S.A. MADE BY

E.ON Zwölfte Verwaltungs GmbH

The Spanish Securities and Exchange Commission (Comisión Nacional del Mercado de Valores) (the “CNMV”) authorized on 6 February 2007 the amendment to the public tender offer of shares of Endesa, S.A. (“Endesa”) made by E.ON Zwölfte Verwaltungs GmbH (“E.ON 12” or the “Offeror”). The public tender offer (the “Offer”) was authorized by the CNMV on 16 November 2006 and its acceptance period commenced on 26 January 2007.

The amendment to the Offer will be governed by and subject to Law 24/1988, of 28 July, on the Securities Market, Royal Decree 1197/1991, of 26 July, on public tender offers for securities (“Royal Decree 1197/1991”) as well as any other applicable legislation.

The initial terms of the Offer (previous to the amendment mentioned above), are included in the prospectus of the Offer (the “Prospectus”) which is publicly available in accordance with Royal Decree 1197/1991.

Due to the amendment of the Offer, the Offeror has prepared a supplement to the Prospectus (the “Supplement”) which provides detail of the amendments to the Prospectus as a consequence of the increase in the consideration offered, making express reference to each of the sections of the Prospectus that is amended, as well as, when applicable, the new wording of the amended sections, which replaces the wording included in the Prospectus, with the same detail, extension and exactness as the amended sections.

The Supplement also includes updates of certain informations of the Prospectus that are considered relevant and are included in the Supplement due to the time elapsed from the date on which the CNMV authorized the Offer (16 November 2006).

These updates are referred basically to the legal actions related to the Offer, to the contacts between E.ON and the Target Company or with members of the board of the Target Company, between E.ON and significant shareholders of the Target Company and to certain authorizations from the regulatory and antitrust authorities.

All other sections of the Prospectus not mentioned in the Supplement have not suffered any variation and therefore still apply to the amended Offer.

The Supplement and the documentation attached thereto are available to any interested party in the registered offices of the Offeror, the registered offices of the Endesa, the registered offices of the Governing Bodies of the Stock Exchanges of Madrid, Barcelona, Bilbao and Valencia, the registered offices of Santander Investment, S.A., the registered offices of Santander Investment Bolsa, S.V., S.A., the registered offices of Santander Investment S.A. Corredores de Bolsa, in Chile, and in the registered offices of the New York Stock Exchange, the Santiago Stock Exchange, the Electronic Stock Exchange, and the Valparaíso Stockbrokers, from the day following the publication of the announcement herein.

Equally, prior to the deadline indicated above, the Supplement and complementary documentation will be available for consultation in the public registries of the CNMV. Additionally, only the Supplement and the model of announcement will be available on the webpage of the CNMV (www.cnmv.es), on the webpage of E.ON AG (www.eon.info), on the webpage of Endesa (www.endesa.es) and on the webpage of the Chilean Securities and Insurance Regulator (www.svs.cl).

In Chile, and within the aforementioned deadline, shareholders of Endesa will be able to obtain a copy of the Supplement and of the complementary documentation through the Chilean Securities and Insurance Regulator (Av. Libertador Bernardo O'Higgins 1449 - Santiago, Chile).

Moreover, it shall be noted that, according to section 9 of article 36 of Royal Decree 1197/1991, unless otherwise expressly declared, with the same requirements initially established for the acceptance of the Offer, the addressees of the Offer who had accepted the Offer before the present amendment will be deemed to adhere to the amended Offer.

Amendment of the Offer

The essential amendment to the offer is the increase of the consideration offered for the shares of Endesa, which is now of €38,75 per share.

Below is a summary of the main amendments to the Prospectus contained in the Supplement that are the consequence of the increase of the consideration offered.

(i)	Consideration offered: The consideration offered amounts to €38,75 per share.

(ii)
Guarantees established by the Offeror for settlement of the Offer: For the purposes of guaranteeing the execution and payment of the price of the sales and purchases resulting from this Offer, the Offeror has filed with the CNMV twelve binding and irrevocable joint and several bank guarantees granted by HSBC Bank plc, Sucursal en España, Citibank International plc, Sucursal en España, JPMorgan Chase Bank N.A., Sucursal en España, BNP Paribas Sucursal en España, The Royal Bank of Scotland plc, Sucursal en España and Deutsche Bank, S.A.E., for a total amount of €41,026,644,533.75.

(iii)
Financing of the Offer: In addition to the €37.1billion syndicated term and guarantee facility, subscribed by E.ON, as borrower, dated 16 October 2006, described under Section 2.6 of the Prospectus, E.ON has entered on 2 February 2007 into a new €5.3billion term loan and guarantee facility for the purpose of covering the new amount offered as consideration for the Offer (the “Additional Facility Agreement”).

Finally, after fixing the final consideration, the facility was utilised in the sum of €3,926,644,534, and the unutilised portion of the facility was immediately cancelled. As a consequence, the Additional Financing Agreement facility size became €3,926,644,534.

The term and conditions of this new Additional Facility Agreement are similar to the Facility Agreement described in section 2.6 of the Prospectus, except for the particularities that are described in the Supplement.

Düsseldorf, 8 February 2007

Dr. Frank Fischer
E.ON Zwölfte Verwaltungs GmbH

On January 26, 2007, E.ON Aktiengesellschaft (“E.ON”), through its wholly owned subsidiary E.ON Zwölfte Verwaltungs GmbH, filed a tender offer statement on Schedule TO regarding its tender offer for ordinary shares and ADSs of Endesa S.A. (“Endesa”) with the U.S. Securities and Exchange Commission (“SEC”). Endesa investors and security holders are urged to read the U.S. tender offer statement (as updated and amended), because it contains important information. Furthermore, Endesa investors and security holders are urged to read the Spanish prospectus from E.ON regarding the Spanish tender offer for Endesa because it contains important information. The Spanish prospectus and certain complementary documentation were authorized in Spain by the Spanish Comisión Nacional del Mercado de Valores (the “CNMV”). Investors and security holders may obtain a free copy of the Spanish prospectus and its complementary documentation from E.ON, Endesa, the four Spanish Stock Exchanges, Santander Investment Bolsa SV SA, Santander Investment SA, Corredores de Bolsa, and elsewhere. The Spanish prospectus is also available on the web sites of the CNMV (www.cnmv.es), E.ON (www.eon.com), and elsewhere. Likewise, Endesa investors and security holders may obtain a free copy of the U.S. tender offer statement and other documents filed by E.ON with the SEC on the SEC’s web site at www.sec.gov. The U.S. tender offer statement and these other documents may also be obtained for free from E.ON by directing a request to E.ON AG, External Communications, Tel.: 0211- 45 79 - 4 53.

This notice may contain forward-looking statements. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of E.ON and Endesa and the estimates given here. These factors include the inability to obtain necessary regulatory approvals or to obtain them on acceptable terms; the inability to integrate successfully Endesa within the E.ON Group or to realize synergies from such integration; costs related to the acquisition of Endesa; the economic environment of the industries in which E.ON and Endesa operate; and other risk factors discussed in E.ON’s public reports filed with the Frankfurt Stock Exchange and with the SEC (including E.ON’s Annual Report on Form 20-F) and in Endesa’s public reports filed with the CNMV and with the SEC (including Endesa’s Annual Report on Form 20-F). E.ON assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.